Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 16th day of June, 2008, by and between Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”), and Lyn Kirby (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive and the Company previously have entered into an employment agreement dated as of June 23, 2006 (the “Prior Agreement”), pursuant to which the Company has employed the Executive as its President and Chief Executive Officer; and
     WHEREAS, the parties hereto (the “Parties”) desire to continue the Executive’s employment on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment Term. The term of the Executive’s employment under this Agreement shall commence on March 17, 2008 (the “Commencement Date”) and shall continue unless sooner terminated under Section 5 through the later of the third anniversary thereof or the date on which the Company announces its fiscal year 2010-2011 earnings (the “Term”). Upon the expiration of the Term, the Executive’s employment shall automatically terminate without further obligation of the Parties, other than Executive’s continued compliance with the Policy (as defined in Section 10).
     2. Duties and Extent of Services.
     (a) During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company. In addition, at all times during the Term, the Company will nominate Executive to serve as a member the Board of Directors of the Company (the “Board”). The Executive shall have such duties and responsibilities as may be consistent with the position of President and Chief Executive Officer as reasonably determined, from time to time, by the Board. Executive shall report directly to the Board and shall be subject to the direction and control of the Board, its committees and its non-executive chairman or any non-executive lead director.
     (b) Notwithstanding Section 2(a), the Executive acknowledges and agrees upon request of the Board that she will participate in and assist and cooperate with the Board to establish and implement a successorship strategy in which she will transition the President and Chief Executive Officer duties to a successor chosen by the Board.
     (c) The Executive shall be a full-time employee of the Company and shall devote her full business time and efforts to the duties required of her in the positions described in this Section 2, and in such other positions or offices of the Company or its subsidiaries or affiliates as may be required of her hereunder consistent with such positions. Notwithstanding the foregoing provisions of this Section 2, the Executive may from time to time engage in such other pursuits, including, without limitation personal legal and personal financial affairs, as shall not materially interfere with the proper performance of her duties and obligations hereunder.
     3. Compensation.
     (a) Salary. For her services hereunder, effective as of the Commencement Date, the Company shall pay the Executive a base salary of Seven Hundred Seventy Thousand Dollars ($770,000) per annum, subject to review annually by the Compensation Committee of the Board (the “Committee”) and adjustment as the Committee based on such review may determine (such amount, the “Base Salary”) ; provided, however, Executive’s Base Salary may not be decreased without Executive’s express written consent unless the decrease is pursuant to a general compensation reduction applicable to all, or substantially all, officers of the Company.
     (b) Base Salary shall be paid in accordance with the regular payroll policies of the Company in effect from time to time.
     (c) Incentive Bonus Compensation. The Executive shall be eligible to earn a bonus with respect to each fiscal year of the Company (each, a “Fiscal Year”) completed during the Term based on Company achievement of performance targets established by the Committee (“Annual Bonus”). The performance targets for the Annual Bonus shall be established according to the same terms and conditions applicable to other senior management of the Company. The Executive’s target Annual Bonus for any Fiscal Year shall not be less than 100% of Base Salary (“Target Bonus Objective”), and the Executive shall be eligible to earn a maximum bonus of 200% of Base Salary. The actual bonus will be earned in full by the Executive as of the last day of the related Fiscal Year, based on achievement of the set performance targets, and paid to Executive no later than April 15 following the end of the related Fiscal Year, unless it is administratively not practicable to make payment by April 15 due to unforeseen circumstances, in which case it shall be paid as soon as administratively practical to make such payment but no later than December 31 of such year (the “Bonus Payment Date”).
     (d) Stock Option Grants.
     (1) The 2008 Option. On March 24, 2008, pursuant to the terms of the Company’s 2007 Incentive Award Plan (the “LTIP”) the Company granted the Executive a stock option with respect to 625,000 shares (the “2008 Option Shares”) of the common stock of the Company (“Common Stock”), par value $0.01 per share (the “2008 Option”) at an exercise price equal to $14.06. The 2008 Option and the Executive’s rights thereunder are subject to the terms and conditions of the LTIP and the form option agreement approved by the Committee for option grants under the LTIP; provided, that the 2008 Option shall vest in accordance with the following schedule, subject to Section 5 of this Agreement:
     (A) the 2008 Option shall become vested as to 250,000 of the 2008 Option Shares on the date of the Company’s announcement of its Fiscal Year 2008-2009 earnings;
     (B) the 2008 Option shall become vested as to 250,000 of the 2008 Option Shares on the date of the Company’s announcement of its Fiscal Year 2009-2010 earnings; and

     (C) the 2008 Option shall become vested as to 125,000 of the 2008 Option Shares on the date of the Company’s announcement of its Fiscal Year 2010-2011 earnings.
     In addition, if Executive’s employment is terminated without Cause under Section 5(c) prior to December 31, 2010 then, subject to Section 5(h) and Executive’s continued compliance with the Policy (as defined in Section 10 below), the 2008 Option shall remain exercisable through March 24, 2011.
     (2) The 2009 Option. The Company shall grant to the Executive, on the first date that the Company allows executives of the Company to trade in the Common Stock pursuant to the Company’s trading policy (the “First Trading Date”), following the announcement of its Fiscal Year 2008-2009 earnings (the “2009 Grant Date”), a stock option with respect to 200,000 shares (the “2009 Option Shares”) of Common Stock (the “2009 Option”) at an exercise price equal to Fair Market Value (as determined under the LTIP or any successor plan thereto) on the 2009 Grant Date. The 2009 Option and the Executive’s rights thereunder shall be subject to the terms of the LTIP (or any successor plan thereto) and the standard form option agreement approved by the Committee for option grants from time to time thereunder; provided, however, that the 2009 Option shall vest in accordance with the following schedule, subject to Section 5 of this Agreement:
     (A) the 2009 Option shall become vested as to 100,000 of the 2009 Option Shares on the date of the Company’s announcement of its Fiscal Year 2009-2010 earnings; and
     (B) the 2009 Option shall become vested as to 100,000 of the 2009 Option Shares on the date of the Company’s announcement of its Fiscal Year 2010-2011 earnings.
     (3) The 2010 Option. The Company shall grant to the Executive, on the First Trading Date following the announcement of its Fiscal Year 2009-2010 earnings (the “2010 Grant Date”), a stock option with respect to 200,000 shares (the “2010 Option Shares,” and together with the 2008 and 2009 Options Shares, the “Option Shares”) of Common Stock (the “2010 Option”) at an exercise price equal to Fair Market Value (as determined under the LTIP or any successor plan thereto) on the 2010 Grant Date. The 2010 Option and the Executive’s rights thereunder shall be subject to the terms of the LTIP (or any successor plan thereto) and the standard form option agreement approved by the Committee for grants of options thereunder; provided, however, that the 2010 Option shall become vested on the date of the Company’s announcement of its Fiscal Year 2010-2011 earnings, subject to Section 5 of this Agreement.
     (4) In the event that Executive’s employment is terminated without Cause under Section 5(c) prior to the date on which the 2009 and 2010 Options are otherwise scheduled to be granted under Sections 3(d)(2) and (3) above, then the 2009 and 2010 Options shall, subject to Section 5(h) be granted on the date immediately prior to the date Executive’s employment is so terminated, and shall be fully vested upon grant.
     (5) Subject to continued compliance with the Policy, the 2009 and 2010 Options shall have a term of three years from the 2009 and 2010 Grant Dates (including if the grant date is under Section 3(d)(4)), respectively, during which Executive may exercise the 2009 and 2010 Options regardless of Executive’s continued employment; provided, however, that if Executive’s employment is terminated for Cause under Section 5(b) the 2009 and 2010 Options shall automatically expire and no longer be exercisable.
     (6) Notwithstanding anything to the contrary contained in this Section 3(d), each of the 2008, 2009 and 2010 Options (collectively, the “Contract Options”) shall provide that they shall be fully-exercisable at all times during their respective terms; provided, however, after the termination of Executive’s employment for any reason, the Contract Options may be exercised only with respect to vested Option Shares (including any Contract Options which vest upon termination) and all unvested Contract Options shall expire. In all events the Contract Options and the Option Shares shall be subject to the vesting provisions set forth in this Section 3(d), and to the extent the Contract Option is exercised before it has become vested, the Option Shares so acquired shall be, until the Executive’s rights with respect to such Option Shares are vested in accordance with this Section 3(d), Restricted Stock (as defined in the LTIP) subject to forfeiture and cancellation upon the same terms and conditions as applicable to the Contract Options prior to their exercise. For this purpose, a Contract Option shall first be deemed to be exercised with respect to the vested portion thereof, and thereafter with respect to that portion which is due to become vested hereunder in the shortest time frame. As a condition to exercising the Contract Options, the Executive shall be required to (i) execute such agreements as ordinarily executed by recipients of Restricted Stock under the LTIP, and (ii) deliver in accordance with any method made available under the Plan by the Committee, cash, vested Option Shares acquired upon exercise of the Contract Options or other unrestricted shares of Common Stock held by Executive for at least six months, with a Fair Market Value (as determined under the LTIP or any successor plan thereto) equal to the minimum amount required to satisfy all income and employment tax withholding obligations of the Executive that may be due upon exercise of the Contract Options, vesting of the Restricted Stock or the filing of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect thereto.
     (7) Tolling. In the event that upon the Executive’s termination of employment, (i) the Option Shares may not be issued by reason of any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body or (ii) Executive shall be prohibited from selling the Option Shares by reason of her possession of material nonpublic information regarding the Company, then notwithstanding anything contained in the Contract Option agreements to the contrary, the Contract Options shall be exercisable through the earlier of (A) the term set forth in the option agreement notwithstanding any termination of employment; or (B)

the date that is 90 days following the date that the Company determines that the provisions of clause (i) or (ii) of this Section 3(d)(7) no longer apply. The determination of whether the extension of the option exercise period under this Section 3(d)(7) applies, and when it ends under clause (B) hereof shall be made in the discretion of the Company, with the approval of the Audit Committee of the Board of Directors upon the advice of outside legal counsel to the Company.
     (8) Grants under LTIP. The Executive acknowledges that the Contract Options are being granted to her in lieu of her eligibility to participate in grants under the Company’s Long Term Incentive Plan, any successor thereto, or any other plan or arrangement that the Company may adopt in the future with respect to equity compensation for senior executives. In addition, Executive agrees not to request to the Board or any Committee thereof any further equity compensation grants for herself. However, the parties acknowledge that nothing herein shall preclude the Committee from deciding, in its sole discretion, to grant the Executive additional equity awards at any time after the Commencement Date.
     4. Benefits.
     (a) Standard Benefits. During the Term, the Executive shall be eligible to participate in such medical, health, pension, welfare, and insurance plans offered by the Company to other management employees as she elects from time to time (subject to the terms of such plans). The Executive shall participate in any other benefit plans or arrangements on a basis that is at least as favorable to the Executive as that which is applicable to any other senior officer of the Company.
     (b) Expenses. The Company agrees to reimburse the Executive for all reasonable travel and business expenses incurred by her in the performance of her duties hereunder in accordance with the Company’s business expense reimbursement policies as in effect from time to time. All such reimbursements shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of reimbursements provided in one year shall not affect the amounts provided in any subsequent year. Such reimbursements shall not be subject to liquidation or exchange for another benefit.
     (c) Vacation. The Executive shall be entitled to four weeks of annual vacation to be accrued and taken in accordance with the Company’s vacation policy for senior executives.
     (d) Indemnification. The Executive shall be entitled to the same indemnification under the terms of the Company’s By-Laws and Articles of Incorporation as is provided, and such liability insurance as the Company may from time to time purchase, for its Board members and senior officers, including such post-termination indemnification and liability insurance as applicable to other Board members and senior executives.
     (e) New York State Tax. Each year during the Term, the Company shall reimburse Executive for the difference, if any, between the income taxes actually paid by Executive as a result of her performance of services for the Company in New York state, and the rate Executive would otherwise have paid on such income as a resident of Illinois. The Company shall also reimburse Executive for any penalties and interest payable by Executive with respect to income from service for the Company taxable in New York for years prior to 2007.
     5. Termination.
     (a) Death or Disability. The Executive’s employment shall automatically terminate upon the death of the Executive, or Disability (defined below). In the event that the Executive’s employment terminates by reason of Disability or death, the Executive shall be entitled to the following:
     (1) Base Salary accrued through the last day of the Executive’s employment with the Company (the “Termination Date”), all earned but unpaid Annual Bonus for the year prior to the year in which the Termination Date occurs, all accrued but unused vacation, and accrued benefits under the Company’s employee benefit plans (the “Accrued Benefits”), payable within the time required under state wage payment law;
     (2) (i) The Executive’s Base Salary at the rate in effect on the Termination Date payable in twelve (12) equal monthly installments; and (ii) an amount equal to the Annual Bonus which Executive would have earned based on the Company’s performance in the Fiscal Year of such termination, multiplied by a fraction the numerator of which is the number of days in the Fiscal Year elapsed through the Termination Date and the denominator is 365 (the “Pro-Rated Bonus”) payable in a lump sum as provided in Section 5(a)(3); provided, however, that in the event of her termination for Disability, all amounts payable under Section 5(a)(2) shall be subject to Sections 5(h), Section 7 and continued compliance with the Policy; and
     (3) Amounts payable under Section 5(a)(2)(i) shall commence on the Company’s first regularly scheduled payroll date following (A) the Release Effective Date (as defined in Section 5(h)) if payable upon the Disability, or (B) Executive’s death, if payable by reason of death. The Pro-Rated Bonus shall be payable on the Bonus Payment Date for such Fiscal Year or, if later, the Release Effective Date, if payable due to termination by reason of Disability.
     The Executive’s rights and benefits under any other applicable Company plans or programs including, but not limited to, the LTIP (the “Company Plans”), shall be as determined under such plans or programs.
     The term “Disability” shall mean a medical condition entitling the Executive to long-term disability compensation under the terms of any long-term disability plan applicable to the Executive and other management employees, and in the absence thereof shall mean that, due to physical or mental illness, the Executive shall have failed to perform her duties on a full-time basis hereunder for one hundred eighty (180) consecutive days (“Disability Period”). Any termination of the Executive’s employment by the Company for Disability shall be communicated by written notice of termination specifying the reason for termination (“Disability Termination Notice”) and the

Termination Date shall be the later of (i) the date of Disability or (ii) thirty (30) days following the Executive’s receipt of the Disability Termination Notice. Any dispute as to the Executive’s Disability shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive or her legal representative.
     (b) Cause. The Company may terminate the Executive’s employment for Cause (defined below) by written notice to the Executive at any time when Cause exists. In such case the Company shall pay the Executive the Accrued Benefits within the time period prescribed by state wage payment law and the Executive’s rights under any of the Company Plans shall be as determined under the terms thereof. For purposes of this Agreement, “Cause” shall mean the Executive’s:
     (1) continued willful failure substantially to perform her duties, following written notice (other than by reason of disability);
     (2) willful engagement in gross misconduct that is materially injurious to the Company;
     (3) willful fraudulent or dishonest action that is materially detrimental to the business or reputation of the Company;
     (4) willful and material breach of the Policy or any policy of the Company relating to discrimination, harassment or trading in the Company’s securities, after the Executive has been given written notice detailing the specific event constituting such breach and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure); or
     (5) conviction of, or plea of guilty or nolo contendere to a felony.
     For purposes of this Section 5(b), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.
     The Company shall provide Executive with at least ten (10) days written notice of its intent to terminate her employment for Cause and during any such notice period may suspend Executive from her duties and position without pay. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board after the Executive has been provided with the opportunity (with counsel of her choice) to contest the determination at a meeting of the Board. The determination of Cause by the Company may be made anytime before or after the Executive’s Termination Date; provided that any retroactive determination that Executive’s termination was for Cause shall be based on facts and circumstances not reasonably known to the Board on the Termination Date.
     (c) Termination Without Cause. The Company may terminate the Executive’s employment at any time without “Cause” (as defined below) by written notice to the Executive. In such case the Executive shall be entitled to:
     (1) the Accrued Benefits, payable within the time period prescribed by state wage payment law;
     (2) subject to Sections 5(h), Section 7 and continued compliance with the Policy, an amount equal to: (i) two (2) times the Executive’s Base Salary at the rate in effect on the Termination Date payable in twelve (12) equal monthly installments commencing on the first regularly scheduled payroll date following the Release Effective Date, and (ii) the Pro-Rated Bonus payable in a lump sum on the later of (A) the Release Effective Date, or (B) the Bonus Payment Date for such Fiscal Year;
     (3) subject to Sections 5(h) and continued compliance with the Policy; provided that the Executive elects continuation Coverage under Section 4980B of the Code (“COBRA”), then for the duration of the COBRA period, but not to exceed eighteen (18) months after the Termination Date, continued health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs under COBRA, but at the same cost to the Executive as would have applied in the absence of such termination; and

     (4) subject to Section 5(h) and continued compliance with the Policy all of the Contract Options (and any Restricted Stock into which Contract Stock was exercised under Section 3(c)(4)) shall vest, become fully exercisable and nonforfeitable on the Release Effective Date.
     The Executive’s rights and benefits under the Company Plans and any other option shall be as determined under such plans, programs and option agreements.
     (d) Termination by Executive for Good Reason. The Executive may terminate her employment under this Agreement for Good Reason (defined below) by written notice to the Company. Any termination for Good Reason pursuant to this Section 5(d) shall be deemed to be a termination by the Company without Cause and Executive shall be eligible for the payments and benefits under Section 5(c) of this Agreement, subject to the terms and conditions thereof. For purposes of this Agreement, the term “Good Reason” means:
     (1) A material reduction by the Company, without the Executive’s written consent, in the Executive’s material duties and responsibilities, including but not limited to loss of board position, or the assignment of duties materially inconsistent with the Executive’s position with the Company as previously assigned by the Board; provided, however, that any reduction in Executive’s duties and responsibilities and the assignment to Executive of new duties in connection with the implementation of the successorship plan described in Section 2(b) shall not constituted Good Reason under this Section 5(d)(1);
     (2) An adverse or material change in reporting responsibilities, including any requirement that the Executive report to anyone other than the Board;
     (3) The Company’s appointment of a successor chief executive officer or executive chairman prior to January 1, 2011;

     (4) Except as permitted by Section 3(a), any material reduction by the Company, without the Executive’s written consent, of the Executive’s Base Salary or Target Bonus Objective; or
     (5) Any material breach by the Company of its obligations under this Agreement;
     provided, that Executive must give written notice to the Company within thirty (30) days of any event giving rise to Good Reason and the Company must fail to cure within thirty (30) days of such notice in order for such event to qualify as a Good Reason termination.
     (e) Termination by Executive other than for Good Reason. The Executive may terminate her employment other than for “Good Reason” at any time upon thirty (30) days prior written notice to the Company. In such case the Company shall pay to the Executive any Accrued Benefits within the time period prescribed by state wage payment law. The Executive’s rights and benefits under any of the Company Plans shall be as determined under the terms thereof.
     (f) Change in Control. In the event of a Change in Control (as defined in the LTIP) and the Executive’s employment is terminated by the Company other than for Cause, or by the Executive for Good Reason within the twelve month period following the Change in Control, then, subject to Section 5(h), in addition to the Executive’s rights under Section 5(c) or 5(d) above, all of the Executive’s Options (whether or not granted prior to or following the Commencement Date), or any Restricted Stock into which the Contract Stock was exercised under Section 3(d)(4), shall immediately vest, become fully exercisable and nonforfeitable on the Release Effective Date.
     (g) Effect of Termination. Upon the termination of the Executive’s employment with the Company for any reason and upon such termination, the Executive shall be deemed to have resigned immediately from all offices held by her in the Company or any of its subsidiaries.

     (h) Release and Timing of Payment. Executive’s rights to receive the payments and benefits under Section 5(a)(2), 5(c)(2), (3) and (4), 5(f) and the grant of the 2009 and 2010 Options under Section 3(c)(4), (the “Severance Benefits”) shall be subject to Executive’s execution, delivery and not revoking a release of claims and covenant not to sue, in the form attached hereto as Exhibit A (the “Release”), following the Termination Date. The Release shall be effective on the 8th day following Executive’s execution and delivery of the Release, if Executive does not revoke the Release during such period (the “Release Effective Date”). However, in no event shall the Release Effective Date be later than seventy-five days following the Termination Date. Notwithstanding any provision herein to the contrary, the Severance Benefits shall be paid or provided only upon Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).
     6. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, or (iii) when recorded as delivered by reputable overnight express mail service that provides tracing and proof of receipt or refusal at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.
     If to the Company:
c/o Global Retail Partners
Attn: Steven Lebow
Suite 1630
2121 Avenue of the Stars
Los Angeles, California 90067
     with a copy to:
Latham & Watkins
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606
Fax: (312) 993-9767
Attention: Robin Struve

     If to the Executive:
Lyn Kirby
16 Ambriance Drive
Burr Ridge, Illinois 60521
     with a copy to:
Bachelder & Dowling, P.A.
120 Exchange Street
P.O. Box 7003
Portland, ME 04112-7003
Attention: Stephan G. Bachelder
     7. Special Rule for U.S. Income Tax Compliance. Notwithstanding anything in this Agreement to the contrary, the Parties intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”), and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 5(a)(2) or 5(c)(2) shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 7 shall be paid to the Executive in a lump sum without interest thereon. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). For purposes of this Agreement each installment payable under Sections 5(a)(2) and 5(c)(2) shall be shall be considered a separate payment.
     8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties, including the Prior Agreement. This Agreement supersedes all prior negotiations and discussions whether oral or written between the parties with respect to its subject matter.
     Except as provided herein, the payment obligations of the Company hereunder shall not be subject to offset. The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or otherwise.
     9. Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Company or the Executive of the breach of any covenant of this Agreement shall (a) be effective unless in writing and signed by the waiving party, or (b) be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
     10. Policy Regarding Noncompetition, Nonsolicitation and Confidential Information. In connection with this Agreement, and in consideration of the severance benefits and option exercise periods under the Contract Options, Executive agrees to execute and comply with the terms of the Policy Regarding Noncompetition, Nonsolicitation and Confidential Information — As Amended and Restated in the form attached as Exhibit B. Executive’s rights to the Severance Benefits are expressly conditioned upon continued compliance with the terms of the Policy, and in addition to the rights given to the Company therein, to the extent that Executive breaches the Policy, then (1) the Company’s obligation to pay or continue providing the Severance Benefits shall cease, (2) all unexercised Options shall immediately be forfeited and cancelled, and (3) Executive shall repay to the Company the amount of the after-tax income received by the Executive upon the exercise of the Contract Options, and/or the sale of Option

Shares received upon the exercise of any Contract Options, which vested under Section 5(c)(4) on the Termination Date.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein, without regard to conflict of law principles thereof. Subject to Section 12, any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Illinois or in a Federal court located within the State of Illinois. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Illinois law.
     12. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement (except with respect to the Policy referred to in Section 10, which shall be governed by the dispute resolution provisions specified therein), including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in Chicago, Illinois, in accordance with the rules and procedures regarding commercial contract disputes as established by the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof as provided in Section 11.
     If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.
     13. Assignability. The obligations of the Executive hereunder may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.
     14. Enforceability. It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.
     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     16. Amendment. This Agreement may be amended only by a written instrument executed by the Company and the Executive.
     17. Expenses. The Company will reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in the negotiation and documentation of this Agreement up to a maximum of $40,000. All such fees and expenses will be paid by the Company within thirty (30) days after the Company’s receipt of the invoices therefor.
     18. Headings. All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.
     19. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes constitute one (1) agreement which is binding on all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

ULTA SALON, COSMETICS & FRAGRANCE, INC.
By:	/s/ Steven Lebow
	Name:	Steven Lebow
	Title:	Director

EXECUTIVE
/s/ Lyn Kirby
Lyn Kirby

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